Filed Pursuant to Rule 433

Registration Statement No. 333-217916

Final Term Sheets for the Notes

The Export-Import Bank of Korea

Final Term Sheet for US$500,000,000 Floating Rate Notes due 2022 (the “Floating Rate Notes”)

June 18, 2019

Issuer	The Export-Import Bank of Korea

Issue Currency	U.S. Dollar (US$)

Issue Size	US$500,000,000

Maturity Date	June 25, 2022

Settlement Date	On or about June 25, 2019, which will be the fifth business day following the date of this final term sheet. If you wish to trade the Floating Rate Notes on any day prior to the second business day before the settlement date, because the Floating Rate Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	Three-Month USD LIBOR plus 0.525% per annum

Day Count	Interest on the Floating Rate Notes will be computed on the basis of the actual number of days in the applicable Interest Period divided by 360.

Interest Payment Dates	On March 25, June 25, September 25 and December 25 of each year, commencing on September 25, 2019 and with interest accruing from June 25, 2019. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), such date will be adjusted in accordance with the Modified Following Business Day Convention. The term “Modified Following Business Day Convention” means that the relevant date shall be postponed to the first following day that is a business day unless that day falls in the next calendar month in which case that date will be the first preceding day that is a business day. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Interest Period	The period from and including June 25, 2019 to but excluding the first Interest Payment Date and each successive period from and including an Interest Payment Date to but excluding the next Interest Payment Date.

Public Offering Price	100.00%

Gross Proceeds	US$500,000,000

Underwriting Discounts	0.30%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$498,500,000

Denominations	US$200k/1k

CUSIP	302154 CX5

ISIN	US302154 CX52

Format	The Floating Rate Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Approval in-principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the Floating Rate Notes.

Governing Law	New York

Joint Bookrunners	BNP Paribas, Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, The Hongkong and Shanghai Banking Corporation Limited, Mirae Asset Daewoo Co., Ltd. and Mizuho Securities USA LLC

Co-Manager	KEXIM Bank (UK) Limited

Fiscal Agent	The Bank of New York Mellon

Calculation Agent

The Bank of New York Mellon

In the absence of willful default, bad faith or manifest error, the Calculation Agent’s determination of Three-Month USD LIBOR and its calculation of the applicable interest rate for each Interest Period will be final and binding. The Calculation Agent will make available the interest rates for current and preceding Interest Periods by delivery of such notice through such medium as is available to participants in DTC, Euroclear and Clearstream, or any successor thereof, and in accordance with such applicable rules and procedures as long as the Floating Rate Notes are held in global form. In the event that the Floating Rate Notes are held in certificated form, the interest rates for current and preceding Interest Periods will be published in the manner described under the heading “Description of The Notes—Notices” in the Preliminary Prospectus Supplement. The Issuer has the right to replace the Calculation Agent with the London office of another leading commercial bank or investment bank in New York or London. If the appointed office of the Calculation Agent is unable or unwilling to continue to act as the Calculation Agent or fails to determine the interest rate for any Interest Period, the Issuer has a duty to appoint the London office of such other leading commercial bank or investment bank in New York or London as may be approved in writing by the Fiscal Agent.

The Export-Import Bank of Korea

Final Term Sheet for US$500,000,000 2.375% Notes due 2024 (the “Fixed Rate Notes”)

June 18, 2019

Issuer	The Export-Import Bank of Korea

Issue Currency	U.S. Dollar (US$)

Issue Size	US$500,000,000

Maturity Date	June 25, 2024

Settlement Date	On or about June 25, 2019, which will be the fifth business day following the date of this final term sheet. If you wish to trade the Fixed Rate Notes on any day prior to the second business day before the settlement date, because the Fixed Rate Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	2.375% per annum

Day Count	30/360

Interest Payment Dates	June 25 and December 25 of each year, commencing on December 25, 2019 and with interest accruing from June 25, 2019. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	99.644%

Gross Proceeds	US$498,220,000

Underwriting Discounts	0.30%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$496,720,000

Denominations	US$200k/1k

CUSIP	302154 CY3

ISIN	US302154 CY36

Format	The Fixed Rate Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Approval in-principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the Fixed Rate Notes.

Governing Law	New York

Joint Bookrunners	BNP Paribas, Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, The Hongkong and Shanghai Banking Corporation Limited, Mirae Asset Daewoo Co., Ltd. and Mizuho Securities USA LLC

Co-Manager	KEXIM Bank (UK) Limited

Fiscal Agent	The Bank of New York Mellon

These Final Term Sheets should be read in conjunction with the prospectus dated April 29, 2019, as supplemented by the preliminary prospectus supplement dated June 18, 2019 (the “Preliminary Prospectus”), relating to the Notes. All references to the “Notes” herein and in the Preliminary Prospectus are to the Floating Rate Notes and the Fixed Rate Notes, collectively. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents free of charge by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.

The most recent prospectus can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/873463/000119312519175186/d720500d424b5.htm

Notification under Section 309B(1)(c) of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”): The Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the securities are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.